Exhibit 99.1
ITW Reports Record First Quarter 2021 Results

•Total revenue of $3.5 billion, an increase of 10%
•Organic growth of 6%, 8% on an equal days’ basis
•Record Q1 financial performance:
–Operating income of $905 million, an increase of 19%
–Operating margin of 25.5%, an increase of 190 basis points
–GAAP EPS of $2.11, an increase of 19%
–After-tax ROIC of 32.1%
•Raising full year GAAP EPS guidance by $0.60 to a range of $8.20 to $8.60 per share

GLENVIEW, IL., April 30, 2021 - Illinois Tool Works Inc. (NYSE: ITW) today reported its first quarter 2021 results.

“We saw continued improvement in the demand environment across a broad cross section of our business portfolio in the first quarter and our teams around the world responded,” said E. Scott Santi, Chairman and Chief Executive Officer. “The combination of the ‘Win the Recovery’ actions we initiated over the course of the past year, the foundational strength of ITW’s 80/20 front-to-back business system, and our continuing progress in executing our long-term enterprise strategy allowed us to meet our customers’ increasing needs while delivering excellent profitability leverage, as evidenced by our 19 percent earnings growth, 45 percent incremental margins, and 120 basis points of margin benefit from enterprise initiatives in the quarter. While a number of significant issues and uncertainties remain on the path to recovery from the COVID-19 pandemic globally, I am confident that ITW is well-positioned to both seize the opportunities and deal with the challenges that lie ahead as we move through the balance of 2021.”

First Quarter 2021 Results
First quarter revenue of $3.5 billion increased 10 percent versus the prior year period, as organic revenue grew six percent, or eight percent when equalizing for one less shipping day in 2021 versus 2020, and foreign currency translation impact was favorable by four percent. Product Line Simplification (PLS) activities reduced organic revenue growth by 20 basis points.

GAAP EPS of $2.11 increased 19 percent. Operating income increased 19 percent to $905 million. Operating margin was 25.5 percent, an increase of 190 basis points with enterprise initiatives contributing 120 basis points. Free cash flow was $541 million, 81 percent of net income and in line with typical seasonality. After-tax return on invested capital improved to 32.1 percent compared to 27.0 percent in the prior year period. The effective tax rate for the first quarter was 22.4 percent.

Six of our seven segments delivered strong organic growth in the quarter, led by Construction Products which was up 13 percent. Test & Measurement and Electronics was up 11 percent, Polymers & Fluids up nine percent, Automotive OEM up eight percent, Specialty Products up seven percent, and Welding up six percent. While organic revenue in Food Equipment was down ten percent in Q1, we saw meaningful improvement in demand trends sequentially versus the 19 percent decline the business experienced in the fourth quarter of 2020.

2021 Guidance
Projecting full year results based on demand rates exiting the first quarter, the company now expects full year GAAP EPS of $8.20 to $8.60 per share, an increase of 27 percent at the midpoint. Organic growth is expected to be in the range of 10 to 12 percent. Revenue is expected to grow in the range of 12 to 14 percent as foreign currency translation at current exchange rates is projected to increase revenue by approximately two percent. PLS impact is forecasted to be approximately 50 basis points. Operating margin is expected to be in the range of 25 to 26 percent, with enterprise initiatives contributing approximately 100 basis points. Free cash flow is expected to be greater than 100 percent of net income. The company plans to repurchase approximately $1 billion of its shares and expects an effective tax rate of 23 to 24 percent. Guidance excludes any impact from the previously announced acquisition of the MTS Test & Simulation business.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule. The estimated guidance of Free Cash Flow conversion rate is based on assumptions that are difficult to predict, and a reconciliation of estimated Free Cash Flow to the most directly comparable GAAP measure has been omitted due to the unreasonable efforts required in connection with such a reconciliation and the lack of availability of reliable forward-looking cash flow and operating information.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements regarding the duration and potential effects of the COVID-19 pandemic, related government actions and the company’s strategy in response thereto on the company’s business, expected impact of tariffs and raw material inflation, product line simplification activities and enterprise initiatives, future financial and operating performance, free cash flow, organic and total revenue, operating margin, price/cost impact, diluted income per share, restructuring expenses and related benefits, expected dividend payments, expected repatriation, after-tax return on invested capital, effective tax rates, exchange rates, expected access to liquidity sources, expected capital allocation, expected timing and amount of share repurchases, end market economic and regulatory conditions, potential acquisitions and dispositions and related impact on financial results, including statements with respect to the anticipated acquisition of the MTS Test & Simulation business, and the company’s 2021 guidance. These statements are subject to certain risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2020.

About Illinois Tool Works
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $12.6 billion in 2020. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW’s approximately 43,000 dedicated colleagues around the world thrive in the company’s decentralized and entrepreneurial culture. www.itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended
	March 31,
In millions except per share amounts	2021	2020
Operating Revenue	$3,544	$3,228
Cost of revenue	2,039	1,871
Selling, administrative, and research and development expenses	566	560
Amortization and impairment of intangible assets	34	36
Operating Income	905	761
Interest expense	(52)	(51)
Other income (expense)	12	25
Income Before Taxes	865	735
Income Taxes	194	169
Net Income	$671	$566

Net Income Per Share:
Basic	$2.12	$1.78
Diluted	$2.11	$1.77

Cash Dividends Per Share:
Paid	$1.14	$1.07
Declared	$1.14	$1.07

Shares of Common Stock Outstanding During the Period:
Average	316.6	318.3
Average assuming dilution	317.9	319.7

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	March 31, 2021	December 31, 2020
Assets
Current Assets:
Cash and equivalents	$2,484	$2,564
Trade receivables	2,662	2,506
Inventories	1,292	1,189
Prepaid expenses and other current assets	266	264
Total current assets	6,704	6,523

Net plant and equipment	1,746	1,777
Goodwill	4,632	4,690
Intangible assets	747	781
Deferred income taxes	519	533
Other assets	1,315	1,308
	$15,663	$15,612

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$350	$350
Accounts payable	589	534
Accrued expenses	1,261	1,284
Cash dividends payable	360	361
Income taxes payable	120	60
Total current liabilities	2,680	2,589

Noncurrent Liabilities:
Long-term debt	7,599	7,772
Deferred income taxes	637	588
Noncurrent income taxes payable	413	413
Other liabilities	1,058	1,068
Total noncurrent liabilities	9,707	9,841

Stockholders' Equity:
Common stock	6	6
Additional paid-in-capital	1,378	1,362
Retained earnings	23,425	23,114
Common stock held in treasury	(19,897)	(19,659)
Accumulated other comprehensive income (loss)	(1,638)	(1,642)
Noncontrolling interest	2	1
Total stockholders' equity	3,276	3,182
	$15,663	$15,612

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended March 31, 2021
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$783	$189	24.1%
Food Equipment	451	96	21.2%
Test & Measurement and Electronics	552	157	28.4%
Welding	401	121	30.3%
Polymers & Fluids	435	112	25.7%
Construction Products	469	130	27.6%
Specialty Products	457	126	27.6%
Intersegment	(4)	—	—%
Total Segments	3,544	931	26.3%
Unallocated	—	(26)	—%
Total Company	$3,544	$905	25.5%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q1 2021 vs. Q1 2020 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	7.6%	(9.6)%	10.7%	6.2%	8.8%	12.8%	7.3%	6.1%
Acquisitions/ Divestitures	—%	—%	—%	—%	—%	(0.2)%	—%	—%
Translation	5.0%	3.1%	3.3%	1.3%	1.9%	7.6%	3.1%	3.7%
Operating Revenue	12.6%	(6.5)%	14.0%	7.5%	10.7%	20.2%	10.4%	9.8%

Q1 2021 vs. Q1 2020 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	130 bps	(260) bps	260 bps	100 bps	200 bps	260 bps	140 bps	120 bps
Changes in Variable Margin & OH Costs	170 bps	(50) bps	70 bps	20 bps	(10) bps	170 bps	50 bps	70 bps
Total Organic	300 bps	(310) bps	330 bps	120 bps	190 bps	430 bps	190 bps	190 bps
Acquisitions/Divestitures	—	—	—	—	—	—	—	—
Restructuring/ Other	20 bps	—	—	—	20 bps	(10) bps	(60) bps	—
Total Operating Margin Change	320 bps	(310) bps	330 bps	120 bps	210 bps	420 bps	130 bps	190 bps

Total Operating Margin % *	24.1%	21.2%	28.4%	30.3%	25.7%	27.6%	27.6%	25.5%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	40 bps	70 bps	170 bps	10 bps	290 bps	20 bps	80 bps	100 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.08) on GAAP earnings per share for the first quarter of 2021.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended
	March 31,
Dollars in millions	2021	2020
Operating income	$905	$761
Tax rate	22.4%	23.0%
Income taxes	(203)	(175)
Operating income after taxes	$702	$586

Invested capital:
Trade receivables	$2,662	$2,424
Inventories	1,292	1,185
Net assets held for sale	—	181
Net plant and equipment	1,746	1,704
Goodwill and intangible assets	5,379	5,237
Accounts payable and accrued expenses	(1,850)	(1,593)
Other, net	(488)	(590)
Total invested capital	$8,741	$8,548

Average invested capital	$8,740	$8,677
After-tax return on average invested capital	32.1%	27.0%

FREE CASH FLOW (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	March 31,		December 31,
Dollars in millions	2021	2020	2020
Net cash provided by operating activities	$609	$614	$2,807
Less: Additions to plant and equipment	(68)	(60)	(236)
Free cash flow	$541	$554	$2,571

Net income	$671	$566	$2,109
Free cash flow to net income conversion rate	81%	98%	122%